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                                                EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:
Media Relations:                                Investor Relations:
Brooke Tyson                                    Richard A. Sandberg
617-646-1023                                    CFO, Matritech
                                                617-928-0820 ext. 224


Matritech Announces $5 Million Financing

Newton, Mass. (March 31, 2003) - Matritech, Inc. (NASDAQ: NMPS), a leading developer of proteomics based diagnostic products, today announced that it has closed the sale of $5 million of 7.5% Convertible Debentures and Warrants to purchase 784,314 shares of Common Stock at an initial exercise price of $2.278, including Warrants to purchase 98,039 shares of Common Stock issued to a placement agent.

The Convertible Debentures bear interest at a rate of 7.5% per annum to be paid quarterly in cash or, subject to certain conditions, can be paid in shares of Common Stock at a conversion rate of 95% of an average of the volume weighted average prices of the Common Stock for the 20 trading days preceding such payment. The Convertible Debentures are redeemable in monthly installments equal to $192,307.69, such monthly payments to commence in March, 2004. The monthly redemption payments may, subject to certain conditions, be made in shares of Common Stock based on a conversion rate of 90% of an average of the volume weighted average prices of the Common Stock for the 20 trading days preceding such payment.

In connection with the securities issued at the initial closing, the aggregate number of shares of Common Stock issuable upon exercise of the Warrants and conversion of the Convertible Debentures, and in connection with any payment of interest or redemption of such Convertible Debentures, is capped at an aggregate of 19.999% of the number of shares outstanding as of such initial closing unless shareholder approval is obtained. A second closing may be held for an aggregate subscription amount of $3 million based on the share price of the Common Stock reaching a certain level, but only if shareholder approval has already been obtained and there is an effective registration statement covering the shares of Common Stock
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underlying the Convertible Debentures and Warrants issued in connection with the first closing.

Matritech has received net proceeds of approximately $4.5 million after deducting the estimated expenses and commission in connection with the transaction. Matritech has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of the Common Stock to be issued in connection with conversion or redemption of the Convertible Debentures and upon exercise of the Warrants.

Matritech intends to use the net proceeds from this private placement for ongoing in vitro diagnostic development, marketing, clinical trials, working capital, capital expenditures and general corporate purposes.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AND UNLESS SO REGISTERED MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THESE SECURITIES WERE OFFERED AND SOLD ONLY TO ACCREDITED INVESTORS.

Statement Under the Private Securities Litigation Reform Act

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Matritech's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report or Form 10-K for the most recently ended fiscal year.

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